Exhibit 10.4

STRATEGIC PARTNERSHIP AGREEMENT

This Strategic Partnership Agreement (“Agreement”) is entered into as of May 27, 2019 (the “Effective Date”) by and between SPECIALTY MEDICAL DRUGSTORE, INC., DBA GOGOMEDS, an Ohio corporation with offices at 525 Alexandria Pike STE 100, Southgate, KY 41071 (“GoGoMeds”) and CONVERSION LABS RX, LLC., a Puerto Rico limited liability company, with offices at 53 Calle Palmeras, 8th Floor, San Juan, Puerto Rico, 00901 (“Conversion Labs Rx”). GoGoMeds and Conversion Labs Rx are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Conversion Labs Rx [and its affiliates] own and operate a direct to consumer e-commerce business and possess deep experience selling healthcare products to consumers through social media platforms and search engines (hereinafter referred to as the “E-Commerce Platform”). Conversion Labs Rx desires to use its E-Commerce Platform to offer online physician consultations and sell prescription drugs directly to consumers in all 50 states.

WHEREAS, GoGoMeds owns and operates an online pharmacy business currently licensed to dispense and ship prescription drugs directly to consumers in all 50 states (herein after referred to as the “Online Pharmacy Platform”).

WHEREAS, the Parties desire to begin a Strategic Partnership whereby Conversion Labs Rx will use its E-Commerce Platform and expertise to acquire new pharmacy customers as cost-effectively as possible (the “Advertising Services”), and GoGoMeds will use its existing online pharmacy infrastructure to prescribe and ship prescriptions to customers acquired by Conversion Labs Rx (the “Pharmacy Services”).

WHEREFORE NOW, in consideration of the mutual covenants and agreements hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of such is hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	Covenants of Parties

1.1	E-Commerce Platform. Subject to the terms of this Agreement, Conversion Labs Rx shall use its E-Commerce Platform to sell prescription drugs directly to consumers in all 50 states. Conversion Labs Rx shall be responsible for all costs associated with building and operating its E-commerce Platform, as well as all media and advertising costs to acquire new customers. Conversion Labs Rx shall also be responsible for all infrastructure and costs associated with physician consultations required for online prescriptions.

1.2	Online Pharmacy Platform. Subject to the terms of this Agreement, GoGoMeds shall use its Online Pharmacy Platform to fill and ship prescriptions sold by Conversion Labs Rx. GoGoMeds will also be responsible for customer service and all additional pharmacy related services required by state or federal law.

1.3	Dispensing Fee. Conversion Labs Rx agrees to pay GoGoMeds a dispensing fee per RX dispensed based on the number of prescriptions dispensed, as stated in Exhibit A. In the event that Conversion Labs Rx is selling a package containing multiple prescriptions and achieving reasonable sales volumes to be jointly agreed on by both Parties, GoGoMeds will offer Conversion Labs Rx a per unit kitting fee based on actual costs incurred by GoGoMeds.

1.4	Drug & Shipping Costs. Conversion Labs Rx agrees to pay GoGoMeds for actual costs of all prescription or over the counter drugs sold, as well as all shipping costs incurred, according to Section 2 of this Agreement.

1.5	Profit Share. For any business outside of this agreement referred to GoGoMeds by Conversion Labs Rx, GoGoMeds agrees to share fifty percent (50%) of net profits with Conversion Labs Rx in perpetuity. This includes providers, payors or any other individual or entity referred to GoGoMeds by Conversion Labs Rx or its affiliates.

1.6	Non-Exclusive Relationship. The Parties acknowledge that each has other customers and that it is unreasonable to restrict in any broad manner its ability to do and develop it business.

2.	Financial Terms and Obligations of the Parties

2.1	Remittance. GoGoMeds will invoice Conversion Labs Rx bi-monthly for items defined in Exhibit A. Conversion Labs RX will pay GoGoMeds through Electronic Funds Transfer (EFT). Payment is to be received bi-monthly as outlined above and will be paid within 5 business days of receipt.

2.2	Reporting. The Parties will agree on a weekly sales reporting mechanism convenient to both parties.

2.3	Auditing. Both parties as mutually agreed and with reasonable notice, but typically not more often than quarterly, have the right to audit or review the partners’ records to establish the correct record and payment information that has been reported and charged to the partner. If such audit reveals a discrepancy in information and/or payment, the full amount of the discrepancy will be restored to the injured party as mutually agreed.

3.	Term and Termination

3.1	Term. This Agreement is effective on the Effective Date and will continue in full force unless otherwise terminated in accordance with this Agreement. Section 1.5 shall survive the termination of this Agreement.

3.2	Termination. Should either Party commit a material breach of its obligations hereunder, the other Party may, at its option, terminate this Agreement by written notice to the breaching Party. The breaching Party will have thirty days from the delivery of written notice to cure such breach, which, if effected, will prevent such termination.

3.3	Effect of Termination. The Parties acknowledge that a Termination would likely impact the Services being provided and any agreement, or agreements with various groups. As such a thirty-day termination might not be practical, or immediately visible. Accordingly, each Party agrees to work together while alternative Services are procured, and the Parties shall continue to receive the profit share described herein.

4.	Miscellaneous

4.1.	Independent Contractors. GoGoMeds and Conversion Labs Rx are independent contractors. Under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. Neither party has the authority to bind the other to any third party.

4.2.	Legal Compliance. The parties enter into this Agreement with the intent of conducting their relationship in full compliance with the all applicable state, local and federal laws, including without limitation, Medicare/Medicaid anti-fraud and abuse laws and regulations (“Medicare Fraud Laws) and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Notwithstanding any unanticipated effect of any of the provisions herein, neither of the parties will conduct itself under the terms of this Agreement in a manner which violates the Medicare Fraud Laws or HIPPA. Without limiting the foregoing, GoGoMeds shall maintain the confidentiality of all personally identifiable information in accordance with HIPAA and all other applicable privacy laws and shall not provide any information to Conversion Labs Rx that has not been properly de-identified in accordance with accepted HIPAA practices. Neither party shall take any action in violation of any applicable legal requirement that could result in liability being imposed on the other party.

4.3.	Assignment. No Party may assign this Agreement, in whole or in part, without the other Party’s written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with a merger, reorganization or sale of all, or substantially all, of such Party’s assets to which this Agreement relates.

4.4.	Waiver. If any portion of the contract is found unenforceable for any reason, the remainder will remain in full force and effect. The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall not affect in any way the full right to require such performance at any subsequent time. Nor shall the waiver by either Party of a breach of any provision of this agreement be taken or held to be a waiver of the provision itself.

4.5.	Mutual Indemnification. Each party agrees to indemnify, protect, and hold harmless the other party and its directors, trustees, officers, employees, and agents, from and against any and all losses, liabilities, damages, demands, lawsuits, judgments, settlements, or claims of whatever nature, including but not limited to, any associated expenses, costs, and reasonable attorneys’ fees, occasioned by or arising out of the acts or omissions of the indemnifying party, its directors, trustees, officers, employees, and agents, in the performance of its or their duties under this Agreement. Specifically, GoGoMeds shall indemnify, protect, and hold harmless Conversion Labs Rx, Conversion Labs Inc. and the directors, officers and employees of both entities against any losses, liabilities, damages, demands, lawsuits, judgements, settlements or claims related in any way to the dispensing or formulation of any medication or any adverse effects or claims or injury or death related to the preparation, sale, use or administration any drug dispensed by GoGoMeds under this Agreement.

4.6.	Liability. Under no circumstances will either party be liable for any special, indirect, incidental or consequential damages, including, without limitation, for lost income or profits, in any way arising out of or related to this contract, even in either party has been advised as to the possibility of such damages.

4.7.	Insurance. Conversion Labs Rx and GoGoMeds shall each obtain and maintain at its expense self-insurance and/or insurance coverage required by law and to protect against claims or liabilities that may arise as a result of its performance under this Agreement. This self-insurance and/or insurance shall include the following coverage written for the following limits or as required by law:

-	Commercial General Liability Insurance: $1,000,000 U.S. Dollars per occurrence for bodily injury (including death); and $1,000,000 U.S. Dollars per occurrence for property damage; $1,000,000 US Dollars general aggregate.

-	Conversion Labs RX and GoGoMeds shall deliver upon execution of this Agreement proof of this insurance in the form of a Certificate of Insurance on which each is named.

4.8.	Entire Agreement. This Agreement contains all of the agreements, understandings, representations, conditions, warranties, and covenants made between the Parties. Neither Party shall be liable for any representations made that are not set forth in this Agreement, and all modifications and amendments to this Agreement must be in writing.

4.9.	Intellectual Property. Each Party acknowledges the validity of all trademark registrations (“Marks”) owned by the other and each Party agrees it will not do anything or commit any act which might prejudice or adversely affect the validity of the Marks or the ownership thereof, and shall cease to use the Marks or any similar Marks in any manner on the expiration or other termination of this Agreement.

4.10.	Force Majeure. If any event occurs that prevents or materially impairs a Party’s performance under this agreement and is due to a cause beyond the Party’s reasonable control, including but not limited to an act of God, flood, fire, explosion, terrorist act, earthquake, casualty, accident, war, revolution, civil commotion, blockade or embargo, injunction or Change in Law, the affected Party shall promptly notify the other Party in writing of that force majeure event and shall exercise diligent efforts to resume performance under this Agreement as soon as possible. If resumption of performance is made impracticable by that event, the Parties will enter into good faith negotiations to make reasonable revisions to this Agreement to accommodate the effects of that event while seeking to maintain the Parties as close as possible to their original positions despite those revisions. Neither Party will be liable to the other Party for any loss or damage due to that cause, nor will the Term be extended thereby unless the Parties agree to that extension in writing. Either Party may terminate this Agreement because of that default or delay upon 30 days prior written notice to the other Party, if the default or delay is continuing at the end of the 30 day notice period. “Change of Law” means any new legislation enacted by the federal or any state government, any new third party payor or governmental agency law, rule, regulation, guideline or interpretation of a previously issued law, rule, regulation of guideline; or any judicial or administrative order, binding interpretation or decree.

4.11.	Binding Effect. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, executors, legatees, devisees, successors and assigns.

4.12.	Amendment. This Agreement may be amended or modified at any time and in all respects, or any provision hereof may be waived, only by an instrument in writing executed by all of the parties hereto.

4.13.	Notice. All notices, requests, consents, claims, objections, and other communications required or permitted to be sent by this Agreement shall be in writing and shall be delivered in person or sent by nationally recognized overnight express mail carrier, to all of the other parties to this Agreement at the party’s main corporate address. Each notice should be addressed to each respective Notice Agent. For the purpose of this Agreement Conversion Labs Rx designates Justin Schreiber or his successor as its Notice Agent and GoGoMeds designates Ron Ferguson or his successor as its Notice Agent.

4.14.	Governing Law. This Agreement and any claim arising out of this Agreement shall be governed by and construed according to the laws of the State of Kentucky, without reference to its conflict of laws principles.

4.15.	Severability. The provisions of this Agreement are severable. If any provision is held to be invalid, unenforceable or void, the remaining provisions shall not, as a result, be invalidated. All rights and obligations of the Parties expressed in this Agreement shall be in addition to and not in limitation of those provided under applicable law.

4.16.	Counterparts Facsimile and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together constitute one and the same instrument. Facsimile and electronic counterpart signatures to this Agreement will be valid and binding.

(signature page to follow)

The parties represent and warrant that, on the date first written above, they are authorized to enter into this Agreement in its entirety and duly bind their respective principals by their signatures below.

EXECUTED as of the date first written above.

Conversion Labs Rx, LLC (“Conversion Labs Rx”)		SPECIALTY MEDICAL DRUGSTORE, INC. (“GoGoMeds”)

By:		By:
	Justin Schreiber		Ron Ferguson
Title:	President	Title:	President

Date signed:		Date signed: